Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Anita M. Robinson
September 27, 2010	President
(805) 597-6185

Mission Community Bancorp Announces

George H. Andrews & Harry H. Sackrider

Join the Board of Directors

San Luis Obispo, CA — On September 24, 2010, George H. Andrews and Harry H. Sackrider were appointed as directors of Mission Community Bancorp (OTCBB: MISS), San Luis Obispo, California, and its wholly-owned subsidiary, Mission Community Bank.   Mr. Andrews was also elected as a member of the Company’s Audit Committee, and will serve as the Audit Committee Chairman.  Mr. Sackrider was also elected to serve as a member of the Bank’s Directors’ Loan Committee.

Andrews is a certified public accountant and partner of Andrews Galloway & Associates, an accounting firm based in Santa Maria.  Andrews handles accounting, auditing and estate and income tax planning for the firm’s clients, which include businesses and professionals involved in real estate, manufacturing, medicine and agriculture.  He has practiced accounting for the firm for 33 years.  Andrews was formerly a director of Mid State Bank & Trust serving as Audit Committee Chairman from 2005 to 2007.  Andrews earned his Bachelor of Science degree in accounting from Cal Poly San Luis Obispo.  Following graduation, he was an accountant for the County of San Luis Obispo for 5 years.  Andrews is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.  He is also a member of the Santa Maria Elks and First Presbyterian Church of Grover Beach.

Sackrider held management positions during the years of 1997 to 2007 with Mid-State Bank & Trust, Arroyo Grande, CA.  He most recently served as the Bank’s Executive Vice President & Chief Credit Officer, being responsible for all credit policy and analysis, risk management, credit administration and loan review.  A banker for 43 years, Sackrider has spent nearly his entire career on the Central Coast.  Before joining Mid-State Bank & Trust, Sackrider was a corporate banking officer at Bank of the West and served as regional loan manager for San Francisco Federal Savings, overseeing loan offices serving San Luis Obispo, Santa Barbara, Marin, San Francisco, Alameda and Contra Costa Counties.

“We are pleased to welcome Mr. Andrews and Mr. Sackrider, both of whom have deep roots in the Central Coast, to the Board,” said James W. Lokey, Chairman of the Board.  “Their combined knowledge of auditing and accounting standards and practices; and credit policy and analysis, risk management and credit administration, will be a great asset to the Boards on which they serve.”

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About Mission Community Bancorp

Mission Community Bancorp, a bank holding company, operates Mission Community Bank with full-service offices in downtown San Luis Obispo, Paso Robles, Santa Maria and Arroyo Grande.  The bank’s administrative headquarters and a Loan Production Office are located on South Higuera Street in San Luis Obispo.  As a full service bank, Mission Community Bank provides loan and deposit products in San Luis Obispo and northern Santa Barbara Counties.  A Department of the Treasury Certified Community Development Financial Institution, the bank has been the recipient of several grants and awards for its success in small business lending and community development banking services, and has earned an Outstanding rating for its Community Reinvestment Act (CRA) activities.  For more information, visit www.MissionCommunityBank.com.

For More Information

For more information, please contact Anita Robinson at (805) 597-6185.

Forward-Looking Statements Disclosure

This news release contains forward-looking statements related to, among other things, business growth and capital adequacy.  These statements are based on management’s current views and assumptions regarding future business performance.  Actual performance may vary due to competitive conditions, levels of marketing spending, economic factors such as energy prices, interest rates, the duration and severity of the economic slow-down or recession in our market area, changes in government regulation or policies and other factors.

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3380 South Higuera Street • San Luis Obispo, California 93401